EXHIBIT 99.1

News Release

Virtus Investment Partners Announces Self-Tender Offer

For Up To $75.0 Million of Common Stock

HARTFORD, CT., May 9, 2016 – Virtus Investment Partners, Inc. (NASDAQ: VRTS), which operates a multi-manager asset management business, today announced that it expects to commence a “modified Dutch auction” tender offer for up to $75.0 million of its common stock at a price per share not greater than $82.50 nor less than $73.00. The upper end of the price range represents an 11.3 percent premium to the closing price of the company’s common stock of $74.12 per share on Friday, May 6, 2016, the last full trading day before the announcement of our intention to make the tender offer.

The tender offer is expected to commence on May 10, 2016 and expire at 5:00 p.m., New York City time, on June 8, 2016, unless extended by the company. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials.

A “modified Dutch auction” tender offer allows shareholders to indicate how many shares and at what price within the company’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, the company will determine the lowest price per share within the range that will enable it to purchase the maximum number of shares of its common stock properly tendered (and not properly withdrawn) having an aggregate purchase price of up to $75.0 million (or a lower amount if the offer is not fully subscribed). The company also reserves the right to purchase up to an additional two percent of its shares outstanding without extending the tender offer. All shares purchased by the company in the tender offer will be purchased at the same price. The company will not purchase shares below a shareholder’s indicated price, and in some cases, it may actually purchase shares at a price that is above a shareholder’s indicated price under the terms of the tender offer. Shareholders whose shares are purchased in the tender offer will be paid the determined purchase price in cash, less any applicable withholding taxes and without interest, after the expiration of the tender offer.

The tender offer is not subject to a financing condition. The company expects to fund the share purchases in the offer from its existing cash and cash equivalents.

Specific instructions and a complete explanation of the terms and conditions of the tender offer will be contained in the offer to purchase and related materials that are expected to be mailed to shareholders beginning on or about May 10, 2016.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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BofA Merrill Lynch will act as dealer manager; D.F. King & Co., Inc. will serve as information agent; and Broadridge Corporate Issuer Solutions, Inc. will serve as the depositary for the tender offer.

Neither Virtus Investment Partners, Inc., its directors, the dealer manager, the information agent nor the depositary makes any recommendation as to whether to tender shares or as to the price at which to tender them. Shareholders will be able to obtain copies of the offer to purchase, related materials filed by the company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission (“SEC”) through its internet address at www.sec.gov without charge when these documents become available. Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call D.F. King, the information agent for the tender offer, toll-free at (800) 884-5882.

About Virtus Investment Partners, Inc.

Virtus Investment Partners (NASDAQ: VRTS) is a distinctive partnership of boutique investment managers singularly committed to the long-term success of individual and institutional investors. Virtus offers access to a variety of investment styles across multiple disciplines to meet a wide array of investor needs, and provides products and services through affiliated managers and select subadvisers, each with a distinct investment style, autonomous investment process and individual brand. Its affiliates include Duff & Phelps Investment Management, Euclid Advisors, Kayne Anderson Rudnick Investment Management, Kleinwort Benson Investors International, Newfleet Asset Management, Rampart Investment Management, Virtus ETF Solutions, and Zweig Advisers. Additional information can be found at www.virtus.com.

Additional Information Regarding the Tender Offer

This communication is for informational purposes only, is not a recommendation to buy or sell the company’s common stock, and does not constitute an offer to buy or the solicitation to sell shares of the company’s common stock. The tender offer will be made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that the company expects to file on or about May 10, 2016 with the SEC. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Once the tender offer has commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that the company will be filing with the SEC at the

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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SEC’s website at www.sec.gov. Additional copies of these materials may be obtained for free by contacting D.F. King, the information agent for the tender offer, at 48 Wall Street, 22nd Floor, New York, NY 10005, toll-free at (800) 884-5882 or vrts@dfking.com.

Forward-Looking Information

This press release contains statements that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “estimate,” “plan,” “intend,” “believe,” “anticipate,” “may,” “will,” “should,” “could,” “continue,” “project,” or similar statements or variations of such terms.

Our forward-looking statements are based on a series of expectations, assumptions and projections about our company, are not guarantees of future results or performance, and involve substantial risks and uncertainty, including assumptions and projections concerning our assets under management, cash inflows and outflows, operating cash flows, our ability to expand distribution and product offerings, and future credit facilities, for all forward periods. All of our forward-looking statements are as of the date of this release only. The company can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially.

Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including those discussed under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2015 Annual Report on Form 10-K, as well as the following risks and uncertainties: (a) any reduction in our assets under management; (b) the withdrawal, renegotiation or termination of investment advisory agreements; (c) damage to our reputation; (d) failure to comply with investment guidelines or other contractual requirements; (e) the inability to attract and retain key personnel; (f) the competition we face in our business; (g) adverse regulatory and legal developments; (h) unfavorable changes in tax laws or limitations; (i) adverse developments, or changes in our relationships with, unaffiliated subadvisers; (j) changes in key distribution relationships; (k) interruptions in service or failure to provide service by third-party service providers; (l) volatility associated with our common stock; (m) civil litigation and government investigations or proceedings; (n) the risk of capital loss associated with our investments; (o) the inability to make quarterly distributions; (p) the lack of availability of required and necessary capital on satisfactory terms; (q) liabilities and losses not covered by insurance; (r) strategic transactions; (s) the commencement and completion of the proposed tender offer and other risks and uncertainties described in our 2015 Annual Report on Form 10-K or in any of our filings with the SEC.

Certain other factors which may impact our continuing operations, prospects, financial results and liquidity or which may cause actual results to differ from such forward-looking statements are discussed or included in the company’s periodic reports filed with the SEC

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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and are available on our website at www.virtus.com under “Investor Relations.” You are urged to carefully consider all such factors.

The company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If there are any future public statements or disclosures by us which modify or impact any of the forward-looking statements contained in or accompanying this release, such statements or disclosures will be deemed to modify or supersede such statements in this release.

Contacts

Jeanne Hess, Investor Relations (860) 263-4730 jeanne.hess@virtus.com	Joe Fazzino, Media Relations (860) 263-4725 joe.fazzino@virtus.com

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com